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                                                                  EXHIBIT 4.1(b)

                SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

         THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (the "Amendment"), dated as of August 26, 1996, is entered into between CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation ("Lender"), with a place of business at 225 South Lake Avenue, Suite 1000, Pasadena, California 91101 and KRAUSE'S SOFA FACTORY, a California corporation, and its wholly owned subsidiary, CASTRO CONVERTIBLE CORPORATION, a New York corporation (jointly and severally, "Borrower"), with its chief executive office located at 200 N. Berry Street, Brea, California 92621.

                                    RECITAL

         A. Borrower and Lender have previously entered into that certain Loan and Security Agreement dated as of January 20, 1995, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 10, 1996 (collectively, the "Loan Agreement"), pursuant to which Lender has made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meaning ascribed to them in the Loan Agreement.

         B. Simultaneously with the execution of this Amendment, Borrower is (i) receiving an additional contribution of equity capital from its parent company, Krause's Furniture, Inc., a Delaware corporation ("Parent") in the amount of Five Million Dollars ($5,000,000) and (ii) borrowing Five Million Dollars ($5,000,000) in cash from Parent, such additional indebtedness to be evidenced by a promissory note of even date herewith issued by Borrower, payable to the order of Parent (said additional equity capital and indebtedness hereafter referred to as the "Recapitalization").

         C. Borrower has requested Lender to consent to the Recapitalization and in connection therewith, to waive certain financial covenant defaults, modify certain financial covenants, amend the advance rate on raw materials, decrease the interest rate on the Obligations and extend the term of the Loan Agreement.

         D. Lender is willing to further amend the Loan Agreement under the terms and conditions set forth in this Amendment. Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Lender's rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
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         1.      Adjustment to Advance Rate.  Section 2.1 (a) of the Loan
Agreement is amended to read in its entirety as follows:

                 "(a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum of:

                 (i)      sixty percent (60%) of the Value of Eligible
                 Inventory;

                 (ii) notwithstanding the exclusion of raw materials from the definition of Eligible Inventory, the lesser of (x) fifty percent (50%) of the Value of raw materials consisting of fabric and leather ("Eligible Raw Materials") or (y) One Million Dollars ($1,000,000); less

                 (iii) any Availability Reserves;

                 provided, however, at no time shall aggregate advances under clauses (i) and (ii) above exceed the sum of eighty percent (80%) of the Value of Eligible Inventory multiplied by the appraised net recovery percentage of Eligible Inventory (net of all costs and expenses anticipated to be incurred in liquidating the Eligible Inventory), plus eighty percent (80%) of the Value of Eligible Raw Materials multiplied by the appraised net recovery percentage of Eligible Raw Materials (net of all costs and expenses anticipated to be incurred in liquidating the Eligible Raw Materials), each as determined from time to time by an appraiser acceptable to Lender in a manner consistent with the determination of net recovery by BGA Consulting as set forth in Subject IV to their Inventory Liquidation Analysis of the Borrower dated December 22, 1994."

         2.      Adjustment to Interest Rate.  The first sentence of
                 Section 3.1 (a) of the Loan Agreement is hereby amended to read in its entirety as follows:

                 "Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the rate of one (1) percentage point per annum, in excess of the Prime Rate, except that Borrower shall pay to Lender interest, at Lender's option, without notice, at the rate of three (3) percentage points per annum in excess of the Prime Rate: (i) on the noncontingent Obligations for the period from and after the date of termination or non-renewal hereof, or the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing as determined by Lender or until such time as the Event of Default has been cured by Borrower or waived by





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                 Lender or Lender has received full and final payment of all such Obligations (notwithstanding entry of any judgment against Borrower) and (ii) on the Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default)."

         3. Unused Line Fee. The following is added as a new Section 3.4 of the Loan Agreement:

                 "3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to one-quarter percent (.25%) per annum calculated upon the amount by which $8,000,000 exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding months (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears."

       4. Additional Indebtedness. Paragraph (d) of Section 9.9 of the Loan Agreement is hereby amended to read in its entirety as follows:

                 "(d) so long as no Event of Default then exists, additional unsecured indebtedness of Borrower not to exceed $5,000,000 in aggregate principal outstanding at any time; provided, however, that Borrower shall provide Lender thirty (30) days prior notice of the incurrence of any such additional unsecured indebtedness; and"

         5. Permitted Indebtedness. Paragraph (e) of Section 9.9 of the Loan Agreement is hereby amended to read in its entirety as follows:

                 "(e) unsecured indebtedness of Borrower to Parent in a maximum amount of $10,450,000 consisting of: (i) $2,700,000 evidenced by that certain amended and restated Promissory Note, dated as of January 20, 1995, issued by Borrower payable to Parent, which amount is the result of reducing the outstanding principal amount of such indebtedness of $4,700,000 as of January 20, 1995 by $2,000,000 funded from the initial advances hereunder; (ii) up to $1,000,000 in payment under Borrower's agreement to indemnify Parent from any loss, cost, expense or liability incurred by Parent in providing cash collateral for the issuance of a $1,000,000 standby letter of credit for the benefit of the landlord of Borrower's Brea, California facility, which letter of credit expires in 1999 and, if





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                 drawn prior to its expiry, will be treated as a bullet loan from Parent to Borrower due January 20, 2000 in the amount of any draw thereunder; (iii) $1,750,000 of additional indebtedness advanced by Parent to Borrower during the period from January 20, 1995 through August 22, 1996, evidenced by those certain Promissory Notes, dated, respectively: as of September 22, 1995 in the original principal amount of $500,000; as of May 3, 1996 in the original principal amount of $500,000; and as of May 22, 1996 in the original amount of $750.000, each issued by Borrower payable to Parent; and (iv) $5,000,000 of further additional indebtedness evidenced by that certain Promissory Note, dated as of August 26, 1996, issued by Borrower payable to Parent; all of which indebtedness is subject to, and subordinate in right of payment to, the right of Lender to receive the prior payment in full of all of the Obligations; provided, that: (i) Borrower shall not, directly or indirectly, make any payments in respect of such indebtedness, including, but not limited to, any prepayments or other non-mandatory payments, except that until an Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, Borrower may make payments of principal and interest in accordance with the terms of that certain Amended and Restated Subordination Agreement between Parent and Lender dated August 26, 1996 (the "Subordination Agreement"), (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such indebtedness or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except as permitted by the Subordination Agreement, and (iii) Borrower shall furnish to Lender all notices, demands or other materials concerning such indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be."

         6. Working Capital. Section 9.13 of the Loan Agreement is hereby amended effective as of October 1, 1996 to read in its entirety as follows:

                 "9.13 Working Capital. Borrower shall at all times, maintain Working Capital of not less than a negative $8,000,000."

Any breach by Borrower of Section 9.13 of the Loan Agreement through August 30, 1996, is hereby waived.





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         7.      Adjusted Net Worth.  Section 9.14 of the Loan Agreement is
hereby amended effective as of October 1, 1996 to read in its entirety as follows:

                 "9.14 Adjusted Net Worth. Borrower shall at all times maintain Adjusted Net Worth of not less than negative $1,500,000."

Any breach by Borrower of Section 9.14 of the Loan Agreement through August 30, 1996 is hereby waived.

         8. Extension of Term. The first sentence of Section 12.1(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

                 "This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on January 20, 2000 (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof."

         9. Early Termination Fee. The first sentence of Section 12.1(c) of the Loan Agreement is hereby amended to read in its entirety as follows:

                 "If for any reason this Agreement is terminated, except by Lender in bad faith, prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount of two percent (2%) of the Maximum Credit if this Agreement is terminated during the period from the date hereafter through January 20, 1998, and in the amount of one percent (1%) of the Maximum Credit if this Agreement is terminated at any time thereafter."

         10. Effectiveness of this Amendment. Lender must have received the following items, in form and substance acceptable to Lender, or evidence of the occurrence thereof, before this Amendment is effective and before Lender is required to extend any credit to Borrower as provided for by this Amendment. The date on which all of the following conditions have been satisfied is the "Closing Date".

                 (a) Amendment. This Amendment fully executed in a sufficient number of counterparts for distribution to Lender and Borrower.





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                 (b)      Authorizations.  Evidence that the execution,
         delivery and performance by Borrower and each guarantor or subordinating creditor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

                 (c) Representations and Warranties. The Representations and Warranties set forth in the Loan Agreement must be true and correct.

                 (d) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender.

                 (e) Subordinated Debt. In connection with the Recapitalization, Borrower shall have received from Parent a cash capital contribution in the minimum amount of Ten Million Dollars ($10,000,000), Five Million Dollars ($5,000,000) of which shall be contributed as subordinated debt and Five Million Dollars ($5,000,000) of which shall be contributed as equity, all on terms acceptable to Lender, and Parent shall have acknowledged in a manner acceptable to Lender, that any such subordinated debt or equity other than common stock is "Junior Debt" subject to the terms and conditions of that certain Amended and Restated Subordination Agreement between Parent and Lender dated as of the date hereof (the "Subordination Agreement").

                 (f) Payment of Modification Fee. Lender shall have received from Borrower a Modification Fee of Twenty-Five Thousand Dollars ($25,000) for the processing and approval of this Amendment, which fee shall be fully earned upon receipt, plus reimbursement of out-of-pocket costs and expenses, including attorneys' fees incurred in the preparation of this Amendment.

         11. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

         12. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

         13. Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

         14. Effect of Amendment. Except as set forth expressly herein, all terms of the Loan Agreement and the other Financing Agreements shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender. To the extent that any terms and conditions in any of the Financing Agreements





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shall contradict or be in conflict with any terms or conditions of the
Agreements, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby.

         15. Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Financing Agreements effective as of the date hereof.

         16. Estoppel. To induce Lender to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower as against Lender with respect to the Obligations.

         IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

                                    KRAUSE'S SOFA FACTORY,
                                    a California corporation

                                    By:  [SIG]
                                        ---------------------------
                                    Title:  [TITLE]
                                          -------------------------

                                    CASTRO CONVERTIBLE
                                    CORPORATION,
                                    a New York corporation

                                    By:  [SIG]
                                       ----------------------------
                                    Title:  [TITLE]
                                          -------------------------
                                    CONGRESS FINANCIAL
                                    CORPORATION (WESTERN),
                                    a California corporation

                                    By: [SIG]
                                       -----------------------------
                                    Title:  Assistant Vice President
                                          --------------------------




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                                 ACKNOWLEDGMENT

         The undersigned Krause Furniture, Inc., a Delaware corporation, parent of Krause's Sofa Factory ("Krause"), in consideration of Congress Financial Corporation (Western) ("Congress") continued extension of credit to Krause and Castro Convertible Corporation, hereby consents to the foregoing Second Amendment to Loan and Security Agreement and acknowledges and confirms that its Guarantee dated January 20, 1995 (the "Guarantee") in favor of Congress remains in full force and effect. Although Congress informed us of the matters set forth above, and we have acknowledged same, we understand and agree that Congress has no duty under the Loan Agreement as defined above, the Guarantee or any other agreement with us to so notify us or to seek such an acknowledgment, and nothing contained herein is intended to or shall create such a duty as to any advances or transactions hereafter.

Dated: August 26, 1996                  KRAUSE'S FURNITURE, INC.
                                        a Delaware corporation

                                        By:      [SIG]
                                            -----------------------------
                                        Title:   Executive Vice President
                                               --------------------------




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